Exhibit 99
Press Release

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283
AMSURG ANNOUNCES FOURTH-QUARTER NET EARNINGS
FROM CONTINUING OPERATIONS OF $0.42 PER DILUTED SHARE

ADDS EIGHT CENTERS DURING QUARTER

ESTABLISHES 2010 FINANCIAL GUIDANCE
NASHVILLE, Tenn. — (February 24, 2010) — Christopher A. Holden, President and Chief Executive Officer of AmSurg Corp. (NASDAQ: AMSG), today announced financial results for the fourth quarter and year ended December 31, 2009. Revenues increased 10% for the quarter to $168,611,000 from $153,057,000 for the fourth quarter of 2008. Net earnings from continuing operations attributable to AmSurg common shareholders were $12,984,000, an increase of 1% from $12,880,000. Net earnings from continuing operations per diluted share attributable to AmSurg common shareholders were $0.42 for the fourth quarter of 2009, up 2% from $0.41 for the fourth quarter of 2008. As expected, the results for the fourth quarter of 2009 included an incremental negative impact of $0.05 per diluted share from the timing of corporate overhead expenses, the effect of a recent accounting rule requiring the expensing of acquisition-related legal costs and the revision of the Medicare payment system for ASCs.
     Revenues for 2009 increased 11% to $668,752,000 from $600,107,000 for 2008. Net earnings from continuing operations attributable to AmSurg common shareholders increased 7% to $52,788,000 from $49,541,000. Net earnings from continuing operations per diluted share attributable to AmSurg common shareholders grew 10% to $1.71 from $1.55 for the comparable period in 2008. The results for 2009 included an incremental negative impact of $0.07 per diluted share from the effect of the revision of the Medicare payment system for ASCs.
     “We are pleased to have met the high end of earnings guidance for the fourth quarter, while producing 10% per-share earnings growth for the full year. Same-center revenue increased 1% for the fourth quarter, despite the continuing impact of the revised Medicare payment system and an uncertain economic environment,” said Mr. Holden. “As anticipated, the Medicare revisions reduced same-center revenue for the fourth quarter and full year by approximately 100 basis points.
     “For the fourth quarter, our revenue growth reflected a 10% increase in procedures, which was driven by the addition of 14 centers during the year. We added eight of these centers during the fourth quarter through the opening of one de novo center and seven acquisitions, six of which were closed on December 31st. Five of these acquired centers are affiliated with one of the largest GI groups in the U.S., comprised of 71 physicians and 30 practice locations in the Dallas metroplex. These centers perform over 40,000 procedures annually. In addition, we

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AMSG Reports Fourth-Quarter Results

February 24, 2010
acquired a large orthopedic center in Phoenix at the end of the fourth quarter. We now operate the two largest orthopedic centers in Phoenix, partnered with approximately 50 orthopedic physicians in that market. Our ability to complete competitive transactions with leading physician practices reflects the strong and increasing value proposition we offer our physician partners.
     “At the end of 2009, we had 202 continuing centers in operation, one center under letter of intent and one center under development, which is expected to open in early 2011. We also had a definitive agreement to acquire one center, subject to certain closing conditions, which we expect to complete in the first quarter of 2010.
     “Net cash flows provided by operating activities were $56.6 million for the fourth quarter of 2009 and $232.6 million for the year. Distributions to noncontrolling interests, which are included in cash flows from financing activities, were $33.7 million and $130.9 million for the quarter and year, respectively. Net cash flow provided by operating activities less distributions to noncontrolling interests were $101.8 million for 2009, consistent with our expectations in the range of $95.0 million to $100.0 million.
     “Also as expected, this cash flow funded the majority of our net capital expenditures for 2009, which totaled $115.8 million. We completed 2009 with $29.4 million in cash and cash equivalents and total long-term debt of $289.0 million, of which $276.3 million was outstanding under our revolving credit facility. Despite modest growth in total debt during 2009, the ratio of our total debt to capitalization at both the end of 2009 and 2008 was 37%, while the ratio of total debt to EBITDA for 2009 was 2.5 compared with 2.4 for 2008. In the second quarter of 2010, we expect to refinance and expand our revolving credit facility. The incremental financing cost under this new facility is expected to total approximately $0.11 per diluted share for 2010. We anticipate that this new facility, along with our strong operating cash flow, will leave us well positioned to fund our acquisition strategy for the foreseeable future.
     “We are confident in our ability to drive procedure growth for 2010 through the strength of our 2009 acquisitions and those planned for the current year. Our guidance for 2010 reflects both the impact from the Medicare payment system revision and increased costs from refinancing our revolving credit facility, which we expect to more than offset through the continuing growth in our operations. Our financial guidance for 2010 and the first quarter of 2010 is as follows:
•	Revenues in a range of $720.0 million to $750.0 million for 2010.

•	Same-center revenue growth is expected to be flat for the full year, which includes a negative impact of one percentage point from the effect of the Medicare payment system revision.

•	The addition of 13 to 16 new centers for the year.

•	Net cash flow provided by operating activities less distributions to noncontrolling interests in a range of $105.0 million to $110.0 million.

•	Net earnings from continuing operations per diluted share attributable to common shareholders for 2010 in a range of $1.77 to $1.80, including a negative $0.06 impact from the effect of the revised Medicare payment system revision and a negative $0.11 impact from higher interest costs related to the refinancing our revolving credit facility.

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AMSG Reports Fourth-Quarter Results

February 24, 2010
•	Net earnings from continuing operations per diluted share attributable to common shareholders for the first quarter of 2010 in a range of $0.41 to $0.43 per diluted share, including a negative $0.01 impact from the effect of the revised Medicare payment system revision and the impact of severe weather conditions that have affected many of our centers during the first quarter to-date.”
     The information contained in the preceding paragraphs is forward-looking information, and the attainment of these targets is dependent not only on AmSurg’s achievement of its assumptions discussed above, but also on the risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by this forward-looking information.
     Mr. Holden added, “Given the difficult economic environment, we are pleased with 10% growth in earnings per diluted share for 2009 and the operating growth inherent in our guidance for 2010. Our confidence in our 2010 outlook is supported by our continued profitability throughout the economic downturn, our robust pipeline of potential center acquisitions and our strong cash flow and financial position.
     “On a longer-term basis, we expect our procedure growth to reflect a number of compelling trends, such as the aging U.S. population, the increasing prevalence of obesity and other health risk factors and continuing health care reform initiatives to improve care for the large population that is today underserved due to access and cost factors. Compounding the favorable anticipated effect of these trends on AmSurg’s procedure growth, we expect the national focus on the cost and quality of healthcare to strengthen the migration of procedures to ASCs as the most affordable high quality modality, even as overall capacity within the ASC industry declines.
     “We are also encouraged by new opportunities to expand our value proposition for our physician partners. By leveraging our brand equity and scale, we are well positioned to meet increasing demand among our physician partners for services that enable them to adapt to changing market conditions, enhance their operations and improve patient care. Over the past two years we have substantially redesigned our corporate structure to engage these opportunities, which we believe have the potential to contribute meaningfully to our long-term growth in earnings and shareholder value.”
     AmSurg Corp. will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking “Investor Relations” or by going to www.earnings.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call and continue for 30 days.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and other filings with the

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AMSG Reports Fourth-Quarter Results

February 24, 2010
Securities and Exchange Commission, including the following risks: adverse impacts on the Company’s business associated with current and future economic conditions; the risk that payments from third-party payors, including government healthcare programs, may decrease or not increase as the Company’s costs increase; adverse developments affecting the medical practices of the Company’s physician partners; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to acquire and develop additional surgery centers on favorable terms; the Company’s ability to grow revenues by increasing procedure volume while maintaining its operating margins and profitability at its existing centers; the Company’s ability to manage the growth in its business; the Company’s ability to obtain sufficient capital resources to complete acquisitions and develop new surgery centers; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; adverse weather and other factors that may affect the Company’s surgery centers; the Company’s failure to comply with applicable laws and regulations; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of becoming subject to federal and state investigation; the risk of regulatory changes that may obligate the Company to buy out interests of physicians who are minority owners of its surgery centers; potential liabilities associated with the Company’s status as a general partner of limited partnerships; liabilities for claims brought against our facilities; the Company’s legal responsibility to minority owners of its surgery centers, which may conflict with its interests and prevent it from acting solely in its best interests; risks associated with the potential write-off of the impaired portion of intangible assets; and potential liability relating to the tax deductibility of goodwill. Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.
     AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States. At December 31, 2009, AmSurg owned a majority interest in 202 continuing centers in operation, had a definitive agreement to acquire one center and had one center under development.

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AMSG Reports Fourth-Quarter Results

February 24, 2010
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data
(Dollars in thousands, except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
Statement of Earnings Data:	2009	2008	2009	2008

Revenues	$168,611	$153,057	$668,752	$600,107

Operating expenses:
Salaries and benefits	50,573	43,236	200,281	173,369
Supply cost	21,367	18,662	82,565	70,601
Other operating expenses	35,532	32,960	137,614	124,764
Depreciation and amortization	5,835	5,246	22,927	20,815

Total operating expenses	113,307	100,104	443,387	389,549

Operating income	55,304	52,953	225,365	210,558

Interest expense	1,803	2,312	7,789	9,938

Earnings from continuing operations before income taxes	53,501	50,641	217,576	200,620
Income tax expense	8,832	8,774	35,687	33,101

Net earnings from continuing operations	44,669	41,867	181,889	167,519

Discontinued operations:
Earnings (loss) from operations of discontinued interest in surgery centers, net of income tax expense (benefit)	41	(71)	163	180
Loss on disposal of discontinued interest in surgery centers, net of income benefit	(850)	(1,138)	(702)	(1,773)

Net loss from discontinued operations	(809)	(1,209)	(539)	(1,593)

Net earnings	43,860	40,658	181,350	165,926

Less net earnings attributable to noncontrolling interests:
Net earnings from continuing operations	31,685	28,987	129,101	117,978
Net earnings (loss) from discontinued operations	26	(41)	101	902

Total net earnings attributable to noncontrolling interests	31,711	28,946	129,202	118,880

Net earnings attributable to AmSurg Corp. common shareholders	$12,149	$11,712	$52,148	$47,046

Amounts attributable to AmSurg Corp. common shareholders:
Earnings from continuing operations, net of tax	$12,984	$12,880	$52,788	$49,541
Discontinued operations, net of tax	(835)	(1,168)	(640)	(2,495)

Net earnings attributable to AmSurg Corp. common shareholders	$12,149	$11,712	$52,148	$47,046

Earnings per share-basic:
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$0.43	$0.41	$1.73	$1.57
Net loss from discontinued operations attributable to AmSurg Corp. common shareholders	(0.03)	(0.04)	(0.02)	(0.08)

Net earnings attributable to AmSurg Corp. common shareholders	$0.40	$0.37	$1.71	$1.49

Earnings per share-diluted:
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$0.42	$0.41	$1.71	$1.55
Net loss from discontinued operations attributable to AmSurg Corp. common shareholders	(0.03)	(0.04)	(0.02)	(0.08)

Net earnings attributable to AmSurg Corp. common shareholders	$0.40	$0.37	$1.69	$1.47

Weighted average number of shares and share equivalents (000’s):
Basic	30,206	31,517	30,576	31,503
Diluted	30,686	31,798	30,862	31,963
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AMSG Reports Fourth-Quarter Results

February 24, 2010
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data, continued
(Dollars in thousands, except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
Operating Data:	2009	2008	2009	2008

Continuing centers in operation at end of period	202	188	202	188
New centers added during the period	8	13	14	20
Centers under development/not opened at end of period	1	3	1	3
Development centers awaiting CON approval at end of period	—	1	—	1
Centers under letter of intent (1)	1	5	1	5
Average number of centers in operation	195	174	193	172
Average revenue per center	$863	$879	$3,467	$3,487
Same center revenues increase	1%	0%	0%	4%
Procedures performed during the period	310,840	282,883	1,238,339	1,108,585
Income tax expense attributable to noncontrolling interests	$200	$168	$639	$619
Reconciliation of net earnings to EBITDA (2):
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$12,984	$12,880	$52,788	$49,541
Add: income tax expense	8,832	8,774	35,687	33,101
Add: interest expense, net	1,803	2,312	7,789	9,938
Add: depreciation and amortization	5,835	5,246	22,927	20,815

EBITDA	$29,454	$29,212	$119,191	$113,395

(1)	In addition to the centers under letter of intent, in December 2009, the Company entered into an agreement to purchase a controlling interest in a center, contingent upon satisfation of certain closing conditions. The transaction is expected to be completed in March 2010.

(2)	EBITDA is defined as earnings before interest, income taxes and depreciation and amortization. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net earnings from continuing operations attributable to AmSurg Corp. common shareholders is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to EBITDA as defined.
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AMSG Reports Fourth-Quarter Results

February 24, 2010
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data, continued
(Dollars in thousands)

	December 31,	December 31,
Balance Sheet Data:	2009	2008

Assets

Current assets:
Cash and cash equivalents	$29,377	$31,548
Accounts receivable, net of allowance of $12,375 and $11,757 respectively	66,886	63,602
Supplies inventory	8,745	8,083
Deferred income taxes	2,324	1,378
Prepaid and other current assets	15,408	17,223
Current assets held for sale	34	25

Total current assets	122,774	121,859

Long-term receivables and deposits	56	46
Property and equipment, net	112,084	111,884
Goodwill	813,876	661,693
Intangible assets, net	9,797	10,221
Long-term assets held for sale	170	176

Total assets	$1,058,757	$905,879

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$5,657	$6,801
Accounts payable	14,821	14,240
Accrued salaries and benefits	18,156	12,040
Other accrued liabilities	3,208	3,246
Income taxes payable	402	—
Current liabilities held for sale	37	35

Total current liabilities	42,281	36,362

Long-term debt	289,041	265,835
Deferred income taxes	71,665	54,758
Other long-term liabilities	22,036	22,416
Noncontrolling interests - redeemable	123,363	63,202
Equity:
Common stock, no par value 70,000,000 shares authorized, 30,674,327 and 31,342,241 shares outstanding, respectively	163,729	172,192
Retained earnings	343,236	291,088
Accumulated other comprehensive loss, net of income taxes	(1,849)	(2,851)

Total AmSurg Corp. equity	505,116	460,429
Noncontrolling interests - non-redeemable	5,255	2,877

Total equity	510,371	463,306

Total liabilities and equity	$1,058,757	$905,879

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AMSG Reports Fourth-Quarter Results

February 24, 2010
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data, continued
(Dollars in thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
Statement of Cash Flow Data:	2009	2008	2009	2008

Cash flows from operating activities:
Net earnings	$43,860	$40,658	$181,350	$165,926
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization	5,835	5,246	22,927	20,815
Net loss on sale and impairment of long-lived assets held for sale	21	(154)	455	922
Share-based compensation	966	1,009	4,068	4,710
Excess tax benefit from share-based compensation	(5)	(35)	(32)	(1,351)
Deferred income taxes	3,464	4,539	14,703	14,729
Increase (decrease) in cash and cash equivalents, net of effects of acquisition and dispositions, due to changes in:
Accounts receivable, net	3,596	6,855	1,494	3,792
Supplies inventory	(418)	(99)	(60)	(83)
Prepaid and other current assets	(1,754)	372	(733)	2,344
Accounts payable	2,233	(139)	1,289	(1,904)
Accrued expenses and other liabilities	(1,473)	(2,903)	6,666	(487)
Other, net	209	172	457	283

Net cash flows provided by operating activities	56,534	55,521	232,584	209,696

Cash flows from investing activities:
Acquisition of interest in surgery centers and related transactions	(76,121)	(75,861)	(95,826)	(118,671)
Acquisition of property and equipment	(3,421)	(4,814)	(19,930)	(18,379)
Proceeds from sale of interests in surgery centers	400	59	1,298	3,812
Repayment of notes receivable	—	(1)	1,666	1,458

Net cash flows used in investing activities	(79,142)	(80,617)	(112,792)	(131,780)

Cash flows from financing activities:
Proceeds from long-term borrowings	84,719	100,016	137,178	157,787
Repayment on long-term borrowings	(29,902)	(27,135)	(116,951)	(114,788)
Distributions to noncontrolling interests	(33,660)	(29,776)	(130,855)	(118,769)
Proceeds from issuance of common stock upon exercise of stock options	23	35	201	9,970
Repurchase of common stock	—	(12,413)	(12,587)	(12,413)
Capital contributions and ownership transactions by noncontrolling interests	178	34	1,036	582
Excess tax benefit from share-based compensation	5	35	32	1,351
Financing cost incurred	(6)	(9)	(17)	(41)

Net cash flows used in financing activities	21,357	30,787	(121,963)	(76,321)

Net (decrease) increase in cash and cash equivalents	(1,251)	5,691	(2,171)	1,595

Cash and cash equivalents, beginning of period	30,628	25,857	31,548	29,953

Cash and cash equivalents, end of period	$29,377	$31,548	$29,377	$31,548

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